Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED DECEMBER 31, 2023

Fourth Quarter Highlights

•Interest income of $17.7 million; net interest income of $3.2 million
•Net loss attributable to common stockholders of $(23.2) million
•Operating loss of $(1.8) million
•Earnings per share ("EPS") per basic common share was a loss of $(0.86)
•Operating loss per basic common share of $(0.07)
•Taxable loss of $0.03 per share attributable to common stockholders after payment of dividends on our preferred stock
•Book value per common share of $9.99 at December 31, 2023
•Collected total cash of $30.4 million from loan payments, sales of real estate owned ("REO") properties and collections from investments in debt securities and beneficial interests
•Held $52.8 million of cash and cash equivalents at December 31, 2023; average daily cash balance for the quarter was $55.2 million
•As of December 31, 2023, approximately 80.4% of our portfolio (based on unpaid principal balance ("UPB") at the time of acquisition) made at least 12 out of the last 12 payments

New York, NY—February 26, 2024 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust ("REIT"), announces its results of operations for the quarter ended December 31, 2023. We focus primarily on acquiring, investing in and managing a portfolio of re-performing mortgage loans ("RPLs") and non-performing loans ("NPLs") secured by single-family residences and commercial properties. In addition to our continued focus on RPLs and NPLs, we also originate and acquire small-balance commercial loans ("SBC loans") secured by multi-family retail/residential and mixed use properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Loan interest income	$12,420	$12,696	$12,929	$13,281	$13,520
Earnings from debt securities and beneficial interests(1)	$4,289	$4,218	$4,480	$4,569	$4,562
Other interest income	$948	$965	$931	$606	$367
Interest expense	$(14,484)	$(14,838)	$(15,039)	$(14,925)	$(14,482)
Net interest income	$3,173	$3,041	$3,301	$3,531	$3,967
Net (increase)/decrease in the net present value of expected credit losses	$(11,294)	$(330)	$2,866	$621	$1,152
Other (loss)/income, loss from equity method investments and loss on joint venture refinancing on beneficial interests	$(8,132)	$(1,658)	$(8,581)	$(3,612)	$(3,744)
Total (loss)/revenue, net(2)	$(16,253)	$1,053	$(2,414)	$540	$1,375
Consolidated net loss	$(22,614)	$(5,517)	$(11,462)	$(7,364)	$(6,283)
Net loss per basic share	$(0.86)	$(0.25)	$(0.51)	$(0.34)	$(0.30)
Average equity(3)	$321,327	$316,814	$324,089	$337,206	$343,112
Average total assets	$1,358,027	$1,384,285	$1,424,524	$1,463,529	$1,509,738
Average daily cash balance	$55,195	$53,211	$43,609	$50,916	$47,196
Average carrying value of RPLs	$882,071	$892,367	$886,072	$882,018	$883,254
Average carrying value of NPLs	$42,050	$50,439	$68,459	$86,494	$99,160
Average carrying value of SBC loans	$8,560	$8,349	$10,876	$12,159	$14,275
Average carrying value of debt securities and beneficial interests	$338,572	$346,601	$382,502	$401,240	$427,471
Average asset backed debt balance	$800,050	$834,507	$870,595	$897,279	$933,695
____________________________________________________________
(1)Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.
(2)Total loss/revenue includes net interest income, loss from equity method investments, loss on joint venture refinancing on beneficial interests and other loss/income.
(3)Average equity includes the effect of an aggregate of $34.6 million of preferred stock for all periods shown.

For the quarter ended December 31, 2023, we had a GAAP consolidated net loss attributable to common stockholders of $(23.2) million or $(0.86) per common share after preferred dividends. Operating loss, a non-GAAP financial measure that adjusts GAAP earnings by removing gains and losses as well as certain other non-core income and expenses and preferred dividends, was $(1.8) million or $(0.07) per common share. We consider Operating loss/income to provide a useful measure for comparing the results of our ongoing operations over multiple quarters. For a reconciliation of Operating loss to consolidated net loss available to common stockholders, please refer to Appendix B.

Our net interest income for the quarter ended December 31, 2023, excluding any adjustment for expected credit losses was $3.2 million, a decrease of $0.1 million over the prior quarter. Gross interest income decreased $0.2 million as a result of slightly lower average balances on our mortgage, debt security and beneficial interest portfolios. Our interest expense for the quarter ended December 31, 2023 decreased $0.4 million compared to the prior quarter primarily as a result of a decrease in our average balance of interest bearing debt. Interest earning assets declined $32.6 million during the quarter ended December 31, 2023.

We generally acquire loans at a discount and record an allowance for expected credit losses at acquisition. We update the allowance quarterly based on actual cash flow results and changing cash flow expectations in accordance with the current expected credit losses accounting standard, otherwise known as CECL. During the quarter ended December 31, 2023, we recorded $13.7 million write-downs on our beneficial interests offset by a $2.4 million decrease in expected credit losses on our mortgage loan portfolio. We expect to redeem several of our joint ventures during 2024 and adjusted our cash flow projections to reflect lower expected sale prices of the underlying collateral on the expected redemption dates. Based on the revised collateral sales prices, the expected liquidation proceeds on the sale of the underlying loans would not be sufficient to redeem the beneficial interests in full. Because CECL compares projected cash flows to contractual cash flows to determine "credit" losses, the write-down is reflected as a credit loss and not as a mark to market adjustment. The performance of the underlying loans has remain unchanged.

We recorded a $8.6 million mark to market loss, including the repayment of servicer advances, on a $64.3 million portfolio of mortgage loans we designated as held-for-sale. During the quarter ended December 31, 2023, we began to actively market a pool of NPLs. Final bids were received in January 2024 and the loan sale is expected to close in March 2024. Accordingly, we reclassified these loans from held-for-investment to held-for-sale and recorded the mark to market loss equal to the difference between the expected net liquidation proceeds and our carrying value.

Our GAAP expenses decreased on a quarter over quarter basis by $0.4 million primarily due to a $0.3 million decrease in other expense due to lower impairment on our REO, discussed further below. Additionally our amortization of put option liability decreased by $0.1 million as we reached the initial put option liability and are now accruing a non-compounding fixed rate on the outstanding balance.

We recorded $51.0 thousand in impairment on our REO held-for-sale portfolio in other expense for the quarter ended December 31, 2023. We sold 12 properties in the fourth quarter and recorded a net loss of $47 thousand in other income. Seven properties were added to REO held-for-sale through foreclosures.

For the quarter ended March 31, 2023, we transferred certain securities from AFS to HTM in compliance with the European Union risk retention requirement, which was a non-cash transaction and recorded at fair value. On the date of transfer, accumulated other comprehensive income ("AOCI") included unrealized losses of $10.9 million for these securities. This amount is being amortized out of AOCI over the remaining life of the respective securities, and has no net impact on interest income. For the quarter ended December 31, 2023, we recorded $0.8 million in amortization compared to $0.9 million for the quarter ended September 30, 2023.

We ended the quarter with a GAAP book value of $9.99 per common share, compared to a book value per common share of $11.07 for the quarter ended September 30, 2023. The decrease in book value is driven primarily by the GAAP net loss for the period, the increase in the number of our outstanding common share count during the quarter, and dividends paid, partially offset by the recovery of a portion of the mark to market loss in debt securities recorded on the balance sheet through AOCI, and the amortization of the unrealized loss on debt securities transferred to HTM.

Our taxable loss for the quarter ended December 31, 2023 was $0.03 per share of net income available to common stockholders, compared to $(0.06) per share of taxable net income available to common stockholders for the quarter ended September 30, 2023. Additionally, we recorded income tax expense of $0.1 million comprised primarily of local income taxes.

We collected $30.4 million of cash during the fourth quarter as a result of loan payments, loan payoffs, sales of REO, and cash collections on our securities portfolio to end the quarter with $52.8 million in cash and cash equivalents.

As we previously announced on October 20, 2023, we and Ellington Financial Inc. (“Ellington Financial”) mutually terminated our merger agreement with Ellington Financial. The termination was approved by both companies’ boards of directors after careful consideration of the proposed merger and the progress made towards completing the transaction. In connection with the termination, Ellington Financial paid us $16.0 million, $5.0 million of which was paid in cash, and $11.0 million of which was paid in cash as consideration for approximately 1,666,666 shares of our common stock. The common stock was purchased at $6.60 per share. The purchase price was determined based on the merger exchange ratio. Ellington Financial holds approximately 6.1% of our stock. An affiliate of Ellington Financial’s external manager owned 273,983 shares of our common stock or 1.0% as of December 31, 2023. Ellington Financial remains one of our securitization joint venture partners.

The following table provides an overview of our portfolio at December 31, 2023 ($ in thousands)(1):

No. of loans	5,023	Weighted average coupon	4.51%
Total UPB(2)	$957,175	Weighted average LTV(6)	54.2%
Interest-bearing balance	$875,209	Weighted average remaining term (months)	288
Deferred balance(1,3)	$81,966	No. of first liens	4,979
Market value of collateral(4)	$2,115,857	No. of second liens	44
Current purchase price/total UPB	81.6%	No. of REO held-for-sale	20
Current purchase price/market value of collateral	41.5%	Market value of REO held-for-sale(7)	$4,592
RPLs	89.3%	Carrying value of debt securities and beneficial interests in trusts	$310,330
NPLs	10.0%	Loans with 12 for 12 payments as an approximate percentage of acquisition UPB(8)	80.4%
SBC loans(5)	0.7%	Loans with 24 for 24 payments as an approximate percentage of acquisition UPB(9)	76.9%
____________________________________________________________
(1)Includes 262 loans that were classified from Mortgage loans held-for investment, net to Mortgage loans held-for-sale, net with a total UPB of $64.2 million and a carrying value of $64.3 million.
(2)Our loan portfolio consists of fixed rate (60.0% of UPB), ARM (6.4% of UPB) and Hybrid ARM (33.6% of UPB) mortgage loans.
(3)Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(4)As of the reporting date.
(5)SBC loans includes both purchased and originated loans.
(6)UPB as of December 31, 2023 divided by market value of collateral and weighted by the UPB of the loan.
(7)Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.
(8)Loans that have made at least 12 of the last 12 payments, or for which the full dollar amount to cover at least 12 payments has been made in the last 12 months.
(9)Loans that have made at least 24 of the last 24 payments, or for which the full dollar amount to cover at least 24 payments has been made in the last 24 months.

Recent Events

Our board declared a cash dividend of $0.10 per share to be paid on March 29, 2024 to stockholders of record as of March 15, 2024.

In late February 2024, we identified mortgage loans that we proposed to market for sale. These include loans that are on our repurchase lines of credit, as well as loans included in Ajax Mortgage Loan Trust 2021-B and that in aggregate have a UPB of approximately $330.0 million and a carrying value of approximately $320.0 million. We anticipate that we will record a loss in connection with any loans we ultimately sell; any such loss would likely be recorded and reflected in our March 31, 2024 financial statements. For each $100.0 million of loans sold, we anticipate that we may record a $10.0 million loss. Our decision to market these loans for sale was based on market uncertainty and the upcoming maturity of our convertible notes.

On February 26, 2024, we announced the entry into a strategic transaction with Rithm. We will be moving forward promptly with an annual/special stockholders' meeting as previously disclosed.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a REIT, that focuses primarily on acquiring, investing in and managing RPLs and NPLs secured by single-family residences and commercial properties. In addition to our continued focus on RPLs and NPLs, we also originate and acquire SBC loans secured by multi-family retail/residential and mixed use properties. We are externally managed by Thetis Asset Management LLC, an affiliated entity. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a REIT under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond our control, including, without limitation and the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2023 when filed with the Securities and Exchange Commission (the “SEC”). We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
Or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except per share amounts)

	Three months ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INCOME
Interest income	$17,657	$17,879	$18,340	$18,456
Interest expense	(14,484)	(14,838)	(15,039)	(14,925)
Net interest income	3,173	3,041	3,301	3,531
Net (increase)/decrease in the net present value of expected credit losses	(11,294)	(330)	2,866	621
Net interest (loss)/income after the impact of changes in the net present value of expected credit losses	(8,121)	2,711	6,167	4,152

Loss from equity method investments	(317)	(628)	(265)	(98)
Loss on joint venture refinancing on beneficial interests	—	(1,215)	(8,814)	(995)
Other (loss)/income	(7,815)	185	498	(2,519)
Total (loss)/revenue, net	(16,253)	1,053	(2,414)	540

EXPENSE
Related party expense - loan servicing fees	1,773	1,809	1,827	1,860
Related party expense - management fee	2,000	1,940	2,001	1,828
Professional fees	623	611	989	934
Fair value adjustment on put option liability	490	540	1,839	1,622
Other expense	1,406	1,754	2,211	1,614
Total expense	6,292	6,654	8,867	7,858
Loss/(gain) on debt extinguishment	—	16	—	(47)
Loss before provision for income taxes	(22,545)	(5,617)	(11,281)	(7,271)
Provision for income taxes (benefit)	69	(100)	181	93
Consolidated net loss	(22,614)	(5,517)	(11,462)	(7,364)
Less: consolidated net income attributable to non-controlling interests	35	25	24	30
Consolidated net loss attributable to the Company	(22,649)	(5,542)	(11,486)	(7,394)
Less: dividends on preferred stock	548	547	548	547
Consolidated net loss attributable to common stockholders	$(23,197)	$(6,089)	$(12,034)	$(7,941)
Basic loss per common share	$(0.86)	$(0.25)	$(0.51)	$(0.34)
Diluted loss per common share	$(0.86)	$(0.25)	$(0.51)	$(0.34)

Weighted average shares – basic	26,931,750	24,001,702	23,250,725	22,920,943
Weighted average shares – diluted	26,931,750	24,244,147	23,565,351	22,920,943

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	December 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$52,834	$47,845
Mortgage loans held-for-sale, net	55,718	—
Mortgage loans held-for-investment, net(1,2)	864,551	989,084
Real estate owned properties, net(3)	3,785	6,333
Investments in securities available-for-sale(4)	131,558	257,062
Investments in securities held-to-maturity(5)	59,691	—
Investments in beneficial interests(6)	104,162	134,552
Receivable from servicer	7,307	7,450
Investment in affiliates	28,000	30,185
Prepaid expenses and other assets	28,685	11,915
Total assets	$1,336,291	$1,484,426

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,7)	$411,212	$467,205
Borrowings under repurchase transactions	375,745	445,855
Convertible senior notes, net(7)	103,516	104,256
Notes payable, net(7)	106,844	106,046
Management fee payable	1,998	1,720
Put option liability	16,644	12,153
Accrued expenses and other liabilities	9,437	9,726
Total liabilities	1,025,396	1,146,961

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized
Series A 7.25% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 424,949 shares issued and outstanding at both December 31, 2023 and 2022	9,411	9,411
Series B 5.00% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 1,135,590 shares issued and outstanding at both December 31, 2023 and 2022	25,143	25,143
Common stock $0.01 par value; 125,000,000 shares authorized, 27,460,161 issued and outstanding at December 31, 2023 and 23,130,956 shares issued and outstanding at December 31, 2022	285	241
Additional paid-in capital	352,060	322,439
Treasury stock	(9,557)	(9,532)
Retained (deficit)/earnings	(54,382)	13,275
Accumulated other comprehensive loss	(14,027)	(25,649)
Equity attributable to stockholders	308,933	335,328
Non-controlling interests(8)	1,962	2,137
Total equity	310,895	337,465
Total liabilities and equity	$1,336,291	$1,484,426
____________________________________________________________

(1)Mortgage loans held-for-investment, net include $628.6 million and $675.8 million of loans at December 31, 2023 and 2022, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans held-for-investment, net include $3.4 million and $6.1 million of allowance for expected credit losses at December 31, 2023 and 2022, respectively.
(2)As of December 31, 2023 and 2022, balances for Mortgage loans held-for-investment, net include $0.6 million and $0.9 million, respectively, from a 50.0% owned joint venture, which we consolidate under U.S. GAAP.
(3)Real estate owned properties, net, are presented net of valuation allowances of $1.2 million and $0.7 million at December 31, 2023 and 2022, respectively.
(4)Investments in securities AFS are presented at fair value. As of December 31, 2023, Investments in securities AFS include an amortized cost basis of $139.6 million and a net unrealized loss of $8.0 million. As of December 31, 2022, Investments in securities AFS include an amortized cost basis of $282.7 million and net unrealized loss of $25.6 million.
(5)On January 1, 2023, we transferred certain of our Investments in securities AFS to HTM due to European risk retention regulations. As of December 31, 2023, Investments in securities HTM includes an allowance for expected credit losses of zero and remaining discount of $6.0 million related to the unamortized unrealized loss in AOCI.
(6)Investments in beneficial interests includes allowance for expected credit losses of $6.9 million and zero at December 31, 2023 and 2022, respectively.
(7)Secured borrowings, net are presented net of deferred issuance costs of $3.1 million at December 31, 2023 and $4.7 million at December 31, 2022. Convertible senior notes, net are presented net of deferred issuance costs of zero and $0.3 million at December 31, 2023 and 2022, respectively. Notes payable, net are presented net of deferred issuance costs and discount of $3.2 million at December 31, 2023 and $4.0 million at December 31, 2022.
(8)As of December 31, 2023, non-controlling interests includes $0.8 million from a 50.0% owned joint venture, $1.0 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary which we consolidate. As of December 31, 2022, non-controlling interests includes $1.0 million from a 50.0% owned joint venture, $1.1 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary which we consolidate under U.S. GAAP.

Appendix A - Earnings per share

The following table sets forth the components of basic and diluted EPS ($ in thousands, except per share):

	Three months ended
	December 31, 2023			September 30, 2023			June 30, 2023			March 31, 2023
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(Unaudited)			(Unaudited)			(Unaudited)			(Unaudited)
Basic EPS
Consolidated net loss attributable to common stockholders	$(23,197)	26,931,750		$(6,089)	24,001,702		$(12,034)	23,250,725		$(7,941)	22,920,943
Allocation of loss to participating restricted shares	164	—		62	—		161	—		111	—
Consolidated net loss attributable to unrestricted common stockholders	$(23,033)	26,931,750	$(0.86)	$(6,027)	24,001,702	$(0.25)	$(11,873)	23,250,725	$(0.51)	$(7,830)	22,920,943	$(0.34)
Effect of dilutive securities(1)
Restricted stock grants and director fee shares(2)	—	—		(62)	242,445		(161)	314,626		—	—
Amortization of put option(3)	—	—		—	—		—	—		—	—
Diluted EPS
Consolidated net loss attributable to common stockholders and dilutive securities	$(23,033)	26,931,750	$(0.86)	$(6,089)	24,244,147	$(0.25)	$(12,034)	23,565,351	$(0.51)	$(7,830)	22,920,943	$(0.34)
____________________________________________________________
(1)Our outstanding warrants and the effect of the interest expense and assumed conversion of shares from convertible notes would have an anti-dilutive effect on diluted earnings per share for all periods shown and have not been included in the calculation.
(2)The effect of restricted stock grants and manager and director fee shares on our diluted EPS calculation for the three months ended December 31, 2023 and March 31, 2023 would have been anti-dilutive and has been removed from the calculation.
(3)The effect of the amortization of put option on our diluted EPS calculation for all periods shown would have been anti-dilutive and has been removed from the calculation.

Appendix B - Reconciliation of Operating loss to Consolidated net loss available to common stockholders
(Dollars in thousands except per share amounts)

	Three months ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INCOME
Interest income	$17,657	$17,879	$18,340	$18,456
Interest expense	(14,484)	(14,838)	(15,039)	(14,925)
Net interest income	3,173	3,041	3,301	3,531

Other income	745	558	498	455
Total revenue, net	3,918	3,599	3,799	3,986

EXPENSE
Related party expense - loan servicing fees	1,773	1,809	1,827	1,860
Related party expense - management fees	2,000	1,940	2,001	1,828
Professional fees	623	611	989	934
Other expense	1,356	1,505	1,526	1,503
Total expense	5,752	5,865	6,343	6,125
Consolidated operating loss	$(1,834)	$(2,266)	$(2,544)	$(2,139)
Basic operating loss per common share	$(0.07)	$(0.09)	$(0.11)	$(0.09)
Diluted operating loss per common share	$(0.07)	$(0.09)	$(0.11)	$(0.09)

Reconciliation to GAAP net loss

Consolidated operating loss	$(1,834)	$(2,266)	$(2,544)	$(2,139)

Mark to market loss on joint venture refinancing	—	(1,215)	(8,814)	(995)
Mark to market loss on mortgage loans held-for-sale, net	(8,559)	—	—	—
Realized loss on sale of securities	—	(373)	—	(2,974)
Net (increase)/decrease in the net present value of expected credit losses	(11,294)	(330)	2,866	621
Fair value adjustment on put option liability	(490)	(540)	(1,839)	(1,622)
Other adjustments	(368)	(893)	(950)	(162)
Loss before provision for income taxes	(22,545)	(5,617)	(11,281)	(7,271)
Provision for income taxes (benefit)	69	(100)	181	93
Consolidated net income attributable to non-controlling interest	(35)	(25)	(24)	(30)
Consolidated net loss attributable to the Company	(22,649)	(5,542)	(11,486)	(7,394)
Dividends on preferred stock	(548)	(547)	(548)	(547)
Consolidated net loss attributable to common stockholders	$(23,197)	$(6,089)	$(12,034)	$(7,941)
Basic loss per common share	$(0.86)	$(0.25)	$(0.51)	$(0.34)
Diluted loss per common share	$(0.86)	$(0.25)	$(0.51)	$(0.34)